Exhibit 10h (viii)

AGREEMENT

Agreement made this 16th day of December, 2006, by and between KAMAN CORPORATION, a Connecticut corporation having its principal office in Bloomfield, Connecticut (the “Corporation”), and Robert Alvine, a director of the Corporation (the “Director”).

WHEREAS, the Director is and will be rendering valuable services to the Corporation as a member of its Board of Directors; and

WHEREAS, the Corporation and the Director wish to enter into an arrangement for the deferred payment of compensation (as defined below) that the Director may earn in his capacity as a Director.

NOW THEREFORE, the Corporation and the Director hereby agree as follows:

1. Deferred Account. The Corporation will establish an account (the “Deferred Account”) on its books, on behalf of the Director, to be credited with compensation as shall be deferred after the date hereof together with interest earned thereon, in accordance with the terms of this Agreement. For purposes of this Agreement, “compensation” shall mean the Director’s retainer fees and meeting fees.

2. Elections. The Director may elect to defer current receipt of all, or a specified portion of, his compensation for services as a member of the Board as follows:

(a) An election to defer compensation (the “Election”) shall be void with respect to compensation unless submitted before the beginning of the calendar year during which the amount to be deferred will be earned. Notwithstanding the foregoing, in the year in which the Director first becomes a member of the Board, the Election may be filed within thirty (30) days of the date on which such individual first becomes a Board member with respect to compensation earned during the remainder of the calendar year after the filing and acceptance of such Election.

(b) The Director shall only make the Election by executing a written notice in form and substance satisfactory to the Corporation and timely delivering it to the Corporation’s Chief Financial Officer. The Election will remain in effect until the Director separates from service as a member of the Board, or amends or terminates the Election. Any amendment or termination of the Election shall also be made by such written form and shall only be effective as of the next following calendar year.

(c) As of each December 31st while this Agreement is in effect, the Election shall be irrevocable with respect to compensation payable with respect to services performed in the immediately following calendar year.

3. Interest. Interest shall be credited monthly and compounded monthly on all amounts credited to a Director's Deferred Account at the same rate and in the same manner as under the Kaman Corporation Amended and Restated Deferred Compensation Plan.

4. Time and Form of Payment. By completing and delivering an Election, the Director shall irrevocably select the time and form of payment pursuant to which amounts credited to his Deferred Account shall be distributed to him. Except as provided in Section 4A below, any amended Election will apply only to amounts credited to the Deferred Account for periods beginning with the first calendar year immediately following the amended Election. The Director may choose to have such amounts paid in a lump sum or in approximately equal quarterly installments over a period not to exceed ten (10) years. Lump sum payments shall be made on the first business day of the month selected by the Director pursuant to the Election. Installment payments shall commence on the first business day of the month selected by the Director pursuant to the Election. Notwithstanding the Director's selection of the method of distribution, amounts payable under this Agreement shall be distributed in a lump sum to the beneficiary designated in his Election, or in the event no living beneficiary shall be so designated, to his estate, within thirty (30) days following his death.

4A. Transition Rules for Changing Payment Elections

During 2006 or 2007, a Director may change a payment election made for deferrals credited under this Agreement (including the Rollover Amount) with respect to 2005, 2006 or 2007, or for all of those years, as follows:

(a) An election to change a payment election filed before January 1, 2007, may specify a new time of the payment (on any date after 2006), a new form of payment (from the available methods described in Section 4 above) or both. A changed payment election described in the immediately preceding sentence cannot change payment elections for payments the Director would otherwise receive in 2006, nor can it cause payments to be made in 2006.

(b) A transition election under this Section 4A filed during 2007 may specify a new time of payment (on any date after 2007), a new form of payment (from the available methods described in Section 4) or both. A changed payment election described in the immediately preceding sentence cannot change an election for payments the Director would otherwise receive in 2007, nor can it cause payments to be made in 2007.

5. Title to Deferred Account. At its option, the Corporation may elect to fund amounts credited to the Deferred Account but title to the Deferred Account, and any assets contained therein, shall at all times remain in the Corporation, and the Director or the Director’s beneficiaries shall not have any property interest whatsoever in any specific assets which may be contained in the Deferred Account.

6. Accelerated Payments Under Certain Circumstances. Notwithstanding any other provisions of this Agreement to the contrary, on account of an “unforeseeable emergency” (as defined in Section 409A(a)(2)(A)(vi) of the Internal Revenue Code, as amended (the “Code”), the Director or Director's legal representative (if the Director is not competent to manage his affairs) may apply to the Corporation for acceleration of the payment of some or all of the funds credited to the Deferred Account, but in no event more than is reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay for any Federal state or local income taxes or penalties reasonably anticipated to result from the payment). If such application is approved by the Corporation, the acceleration of payment will be effective at the later of the date specified in the Director's application or the date of approval by the Corporation. Whenever an application for acceleration of payments is granted, the Corporation shall pay the Director only the amount as is allowed under Section 409A due to an unforeseeable emergency.

7. No Trust Created. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and the Director, his designated beneficiary, or any other person. Any funds which may be invested under the provisions of this Agreement shall continue for all purposes to be a part of the general funds of the Corporation and no person other than the Corporation shall by virtue of the provisions of this Agreement have any interest in such funds. To the extent that any person acquires a right to receive payments from the Corporation under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8. Rights Personal to Director. The right of the Director or any other person to the payment of deferred compensation or other benefits under this Agreement shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

9. Incapacity. If the Corporation shall find that the Director is unable to care for his affairs because of illness or accident, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, any child of the Director or to any person deemed by the Corporation, acting jointly, to have incurred expense for the Director in such manner and proportions as the Corporation may determine. Any such payment shall be in partial or complete discharge, as the case may be, of the liabilities of the Corporation under this Agreement.

10. No Other Rights. Nothing contained herein shall be construed as conferring upon the Director the right to continue in the service of the Corporation as a director or in any other capacity.

11. Interpretation. The Corporation shall have full power and authority to interpret, construe and administer this Agreement and the Corporation's interpretations and construction thereof, and actions thereunder, including any valuation of the Deferred Account, or the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. The Corporation shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to its own willful misconduct.

12. Other Plans; Establishment of Directors' Compensation. Nothing contained herein shall limit the right of the Board of Directors to determine from time to time the compensation, if any, of its directors; and credits to the Deferred Account hereunder shall be made only if and to the extent that compensation is established by the Board of Directors for such service.

13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and the Director and his heirs, executors, administrators, and legal representatives.

14. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Connecticut.

15. Notice Addresses. The Election, and any other communications hereunder, shall be deemed effective when delivered in writing to:

If to the Corporation:

Kaman Corporation
P.O. Box 1
Bloomfield, Connecticut 06002-0001
Attention: Mr. Robert M. Garneau, Executive Vice President

If to the Director.

At such address as he shall designate in writing to the Corporation.

16. Section 409A

(a) The Plan is intended to comply and shall be interpreted and construed in a manner consistent with the provisions of Section 409A. Any Plan provision that would cause amounts allocated to a Deferred Account to be subject to Federal income tax prior to payment shall be void without the necessity of further action by the Board or the Personnel and Compensation Committee.

(b) There shall be no acceleration of the time or schedule of any payment under the Plan except under Section 6 or as permitted under Section 409A. There shall be no subsequent deferral of the time or schedule of any payment under the Plan except as allowed under Section 4A.

(c) All references to Section 409A in the Plan shall also refer to Notice 2005-1 (as applicable to periods prior to January 1, 2007) and Treasury regulations (as applicable to periods after December 31, 2006).

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its President and the Director has hereunto set his hand and seal as of the date first written.

KAMAN CORPORATION

/s/ Cyndra S. Lewis	By:	/s/ Candace A. Clark
Candace A. Clark
Its Vice President
Duly Authorized

/s/ Joann Thompson		/s/ Robert Alvine
Director

NOTICE OF ELECTION TO DEFER DIRECTOR’S COMPENSATION

Calendar Year 2007

To:  Kaman Corporation
P.O. Box 1
Bloomfield, Connecticut 06002-0001
Attention: Robert M. Garneau, Executive Vice President

Subject to the Agreement between the undersigned, and Kaman Corporation, dated December ___, 2006, the undersigned hereby elects:

1.	To defer cash compensation for services as a director earned on or after January 1, 2007 as follows:

Retainer Fee: Amount of compensation to be deferred:
All ______
None _____
The following portion or percentage ______

Meeting Fee: Amount of compensation to be deferred:
All ______
None _____
The following portion or percentage ______

Other Fees: Amount of compensation to be deferred:
All _____
None _____
The following portion or percentage ______

2.	To have such sums earned on or after January 1, 2007 and credited to his/her Deferred Compensation Account paid as follows:

____	Lump Sum
____	Quarterly installments over a period of _____ years (Note - this period cannot be longer than ten (10) years.)

3.	To have payments with respect to amounts deferred on or after January 1, 2007 be made or commence on:

____	The first day of the calendar quarter following the date of cessation of service as a director.
____	January 1 following the date of cessation of service as a director.

4.	In the event of death, the undersigned designates the following beneficiary:

________________________________________

Witness	Name:

Date
Received by Kaman Corporation:

Date	Name